Exhibit 99.1

Beverly National Corporation Press Release

FOR IMMEDIATE RELEASE	Contact:	Michael O. Gilles
978-720-1226

BEVERLY NATIONAL CORPORATION

ANNOUNCES RESULTS FOR THE

QUARTER AND NINE MONTHS ENDED SEPTEMBER 30, 2008

(Beverly, MA) October 29, 2008—Don Fournier, President and Chief Executive Officer of Beverly National Corporation (AMEX “BNV”) (the “Company”) and its subsidiary, Beverly National Bank (the “Bank”), announced the Company’s results for the quarter and nine months ended September 30, 2008.

The Company reported a net loss for the quarter ended September 30, 2008 of $2.7 million, or a basic and fully diluted loss of $1.00 per share, compared to net income of $921,000, or basic and fully diluted earnings of $0.34 per share, for the same quarter last year. Net income for the quarter was impacted by charges, pre-tax, of $3,724,000 related to the write-down of the Company’s investment in Fannie Mae and Freddie Mac preferred stocks as other than temporarily impaired. The Company also reported a net loss for the nine months ended September 30, 2008 of $748,000, or a basic and fully diluted loss of $0.28 per share, compared to net income of $2.6 million, or basic and fully diluted earnings of $0.95 and $0.94 per share, respectively, for the same period last year.

No tax benefit was recognized on these charges as changes signed into law that would allow financial institutions to treat these as ordinary losses was not signed and made effective until October 3, 2008. Therefore, a tax benefit of approximately $1.5 million was not recognized in the quarter ended September 30, 2008, and will be recognized in the quarter ending December 31, 2008. This tax benefit, had it been recognized in the same quarter as the losses were taken, would have added approximately $0.57 to the Company’s book value and reduced the third quarter loss by $0.57 per share.

Excluding these charges, the Company’s core net income for the quarter would have been $1.05 million, or basic and fully diluted earnings per share of $0.39. The adjusted results for the quarter would represent a 14.0% increase in net income and a 17.6% increase in earnings per share, compared to results for the same quarter last year. Net income for the nine months ended September 30, 2008, excluding the charges, would have been $2.98 million, with basic and fully diluted earnings per share of $1.12. These results would represent a 14.0% increase in net income and an 18.1% increase in earnings per share, compared to the same period last year.

The primary reason for the increase in the core net income and earnings per share for the periods presented, before the charges, is the increase in net interest and dividend income after the provision for loan losses, which increased $342,000, or 8.8%, and $761,000, or 6.6%, for the three and nine months ended September 30, 2008 from the same periods last year. The improvement is a result of the growth in earning assets, the reduction in cost of funds and the replacement of maturing certificates of deposit and FHLB advances at lower interest rates. The net interest margin improved to 3.96% for the quarter ended September 30, 2008, compared to 3.66% for the same period last year.

President Fournier stated, “To say that the current environment for the banking industry is challenging would be an understatement. During the calendar quarter ended September 30, 2008, we faced new challenges and weathered uncertain economic conditions, including action by the Federal government to place Fannie Mae and Freddie Mac in a conservatorship which resulted in the write down of our investments in Fannie Mae and Freddie Mac preferred securities. Excluding the effects of these charges, our core net income and earnings per share increased. In addition, the growth of our net interest margin, the main driver behind the improved core earnings, has been helped by the drop in interest rates by the Federal Reserve and the continued growth of the Company’s earning assets. While we are pleased to report this performance in this challenging and competitive environment, we remain focused on ways to continue to improve our earnings.”

The Company increased its provision for loan losses to $225,000 and $588,000 for the three and nine months ended September 30, 2008, respectively, compared to $75,000 and $325,000 for the same periods last year. The increase was driven by growth in the loan portfolio, uncertain economic conditions, concerns over further potential reduction in real estate values and the impact a prolonged recession or economic downturn would have on the Company’s commercial and small business loan portfolios. Despite these difficult economic times, the Company’s asset quality remains strong; with non-performing loans of only $255,000, or 0.08% of total loans, at September 30, 2008, compared to non-performing loans of $259,000, or 0.08% of total loans, at December 31, 2007. The allowance for loan losses totaled 1.22% of total loans at September 30, 2008, an increase from 1.12% at December 31, 2007. During the first nine months of 2008, the Bank charged off a total of $149,000 in small business and consumer loans. President Fournier stated, “We have been able to maintain our asset quality while many in the banking industry are facing continued write-downs and significant increases in loan loss provisions.”

Total assets as of September 30, 2008 were $484.7 million, compared to $472.8 million at December 31, 2007, an increase of $11.9 million, or 2.5%. Loans, net of the allowance for loan losses, increased $13.8 million, or 4.3% from $318.4 million at December 31, 2007. Investments in available-for-sale securities decreased $4.4 million, or 3.8% from $114.8 million at December 31, 2007. Deposits increased $7.0 million, or 2.0%, and Federal Home Loan Bank advances increased $10.7 million, or 18.0% from $59.7 million at December 31, 2007. The book value of the Company’s stock has decreased slightly as a result of the OTTI write-down and the increase in unrealized losses on available-for-sale securities. President Fournier stated, “We have been able to maintain steady asset growth over the last nine months, primarily using increases in our deposit levels to fund expansion of the loan portfolio. We remain focused on business development, improvement in operating efficiencies, identifying sound growth opportunities and closely monitoring our strategic focus in the ever-changing economic environment in which we operate.” The Company and the Bank met all of the regulatory capital requirements of a well capitalized institution at September 30, 2008.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(In thousands, except share and per share data)

	September 30, 2008	December 31, 2007
	(unaudited)
ASSETS
Cash and due from banks	$10,482	$10,752
Federal funds sold	3,633	3,706
Interest-bearing demand deposits with other banks	758	115
Short-term investments	363	922

Cash and cash equivalents	15,236	15,495
Investments in available-for-sale securities (at fair value)	110,394	114,793
Federal Home Loan Bank stock, at cost	4,086	3,452
Federal Reserve Bank stock, at cost	553	553
Loans, net of the allowance for loan losses of $4,112 and $3,614, respectively	332,137	318,356
Premises and equipment	7,773	7,321
Bank owned life insurance	6,876	6,661
Accrued interest receivable	1,898	1,805
Other assets	5,758	4,355

Total assets	$484,711	$472,791

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Noninterest-bearing	$72,216	$72,425
Interest-bearing	285,121	277,885

Total deposits	357,337	350,310
Federal Home Loan Bank advances	70,326	59,616
Securities sold under agreements to repurchase	10,763	11,638
Other liabilities	5,006	5,462

Total liabilities	443,432	427,026

Stockholders’ equity:
Preferred stock, $1.00 par value per share; 300,000 shares authorized; issued and outstanding none	—	—
Common stock, $2.50 par value per share; 5,000,000 shares authorized; issued 2,912,437 shares as of September 30, 2008 and 2,890,690 shares as of December 31, 2007; outstanding, 2,663,545 shares as of September 30, 2008 and 2,641,798 shares as of December 31, 2007	7,281	7,227
Paid-in capital	22,913	22,586
Retained earnings	18,411	21,050
Treasury stock, at cost (248,892 shares as of September 30, 2008 and December 31, 2007)	(4,370)	(4,370)
Unearned shares, Restricted Stock Plan (15,755 shares as of September 30, 2008 and 9,005 shares as of December 31, 2007)	(323)	(197)
Accumulated other comprehensive loss	(2,633)	(531)

Total stockholders’ equity	41,279	45,765

Total liabilities and stockholders’ equity	$484,711	$472,791

Book value per share	$15.50	$17.32

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
Interest and dividend income:
Interest and fees on loans	$5,026	$5,272	$15,218	$15,440
Interest on debt securities:
Taxable	1,147	1,160	3,442	3,426
Tax-exempt	120	120	361	339
Dividends on marketable equity securities	285	162	878	477
Other interest	64	131	203	349

Total interest and dividend income	6,642	6,845	20,102	20,031

Interest expense:
Interest on deposits	1,498	2,119	5,035	5,797
Interest on other borrowed funds	710	784	2,138	2,329

Total interest expense	2,208	2,903	7,173	8,126

Net interest and dividend income	4,434	3,942	12,929	11,905
Provision for loan losses	225	75	588	325

Net interest and dividend income after provision for loan losses	4,209	3,867	12,341	11,580

Noninterest (charge) income:
Income from fiduciary activities	438	486	1,379	1,427
Fees from sale of non-deposit products	79	60	219	190
Service charges on deposit accounts	166	157	485	452
Other deposit fees	223	198	661	700
Write-down of available-for-sale securities	(3,724)	—	(3,724)	—
Gain on sales of loans, net	6	—	6	6
Income on cash surrender value of life insurance	77	54	225	165
Other income	142	304	531	760

Total noninterest (charge) income	(2,593)	1,259	(218)	3,700

Noninterest expense:
Salaries and employee benefits	2,235	2,185	6,696	6,460
Director fees	76	68	219	233
Occupancy expense	465	389	1,396	1,164
Equipment expense	213	216	690	638
Data processing fees	298	290	897	854
Marketing and public relations	100	102	320	344
Professional fees	155	186	486	752
Other expense	356	412	1,145	1,249

Total noninterest expense	3,898	3,848	11,849	11,694

(Loss) income before income taxes	(2,282)	1,278	274	3,586
Income taxes	392	357	1,022	976

Net (loss) income	$(2,674)	$921	$(748)	$2,610

Comprehensive (loss) income	$(3,576)	$1,760	$(2,850)	$2,513

(Loss) earnings per share:
Weighted average shares outstanding	2,663,545	2,748,336	2,660,035	2,755,340

Weighted average diluted shares outstanding	2,666,669	2,764,357	2,663,586	2,770,712

(Loss) earnings per common share	$(1.00)	$0.34	$(0.28)	$0.95
(Loss) earnings per common share, assuming dilution	$(1.00)	$0.33	$(0.28)	$0.94
Dividends per share	$0.20	$0.20	$0.60	$0.60

The accompanying notes are an integral part of these condensed consolidated financial statements.

BEVERLY NATIONAL CORPORATION AND SUBSIDIARY

SELECTED FINANCIAL INFORMATION

(In thousands, except share and per share data)

	September 30, 2008	December 31, 2007	September 30, 2007
	(unaudited)		(unaudited)
Balance sheet data:
Total assets	$484,711	$472,791	$471,018
Total loans, net of allowance	332,137	318,356	317,374
Allowance for loan losses	4,112	3,614	3,554
Investments (1)	115,033	118,798	118,649
Deposits	357,337	350,310	358,294
Stockholders’ equity	41,279	45,765	46,284
Book value (at end of period)	$15.50	$17.32	$17.13

Asset quality ratios:
Non-performing loans (2)	$255	$259	$26
Non-performing loans to total loans	0.08%	0.08%	0.01%
Non-performing assets to total assets (3)	0.05%	0.05%	0.01%
Allowance for loan losses as a percentage of:
Non-performing loans	1,613%	1,395%	13,669%
Total loans (at end of period)	1.22%	1.12%	1.11%

	Three Months Ended		Nine Months Ended
	September 30, 2008	September 30, 2007	September 30, 2008	September 30, 2007
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Earnings data:
Interest and dividend income	$6,642	$6,845	$20,102	$20,031
Interest expense	2,208	2,903	7,173	8,126

Net interest and dividend income	4,434	3,942	12,929	11,905
Provision for loan losses	225	75	588	325
Noninterest (charge) income	(2,593)	1,259	(218)	3,700
Noninterest expense	3,898	3,848	11,849	11,694

(Loss) income before income taxes	(2,282)	1,278	274	3,586
Income taxes	392	357	1,022	976

Net (loss) income	$(2,674)	$921	$(748)	$2,610

Per share data:
Net (loss) income-basic	$(1.00)	$0.34	$(0.28)	$0.95
Net (loss) income-diluted	(1.00)	0.33	(0.28)	0.94
Cash dividends	$0.20	$0.20	$0.60	$0.60
Weighted average shares:
Basic	2,663,545	2,748,336	2,660,035	2,755,340
Diluted	2,666,669	2,764,357	2,663,586	2,770,712

Financial ratios:
Return on average assets	-2.19%	0.78%	-0.21%	0.75%
Return on average equity	-24.28%	7.94%	-2.20%	7.47%
Net interest margin	3.96%	3.66%	3.91%	3.78%

Results before OTTI write-down:
Net income	$1,050		$2,976
Net income-basic	0.39		1.12
Net income-diluted	$0.39		$1.12
Return on average assets	0.86%		0.81%
Return on average equity	9.54%		9.01%

(1)	Includes available-for-sale securities and stock in the Federal Reserve Bank and the Federal Home Loan Bank of Boston.
(2)	Non-performing loans are defined as nonaccrual loans and loans that are past due ninety days or more but still accruing interest.
(3)	Non-performing assets are defined as non-performing loans and other real estate owned.

* Statements contained in this news release contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions made using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including, among others: changes in market interest rates and general and regional economic conditions; changes in government regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios and other factors that may be described in the Company’s quarterly reports of Form 10-Q and its annual report on Form 10-K, each filed with the Securities and Exchange Commission, which are available at the Securities and Exchange Commission’s internet website (www.sec.gov) and to which reference is hereby made. Therefore, actual future results may differ significantly from results discussed in the forward-looking statements.

Beverly National Bank, a subsidiary of Beverly National Corporation, is headquartered in Beverly, MA, and operates full-service branch offices in Downtown Beverly, Cummings Center – Beverly, North Beverly, Danvers, Hamilton, Manchester-by-the-Sea, Salem and Topsfield. The Bank offers a full array of consumer products and services including full electronic banking, financial planning, trust and investment services and business specialties. Incorporated in 1802, Beverly National Bank is the oldest community bank in the United States. The Bank’s deposits are insured by the FDIC in accordance with the Federal Deposit Insurance Act.